EXHIBIT 10.2

                               EXCHANGE AGREEMENT

BETWEEN THE UNDERSIGNED:

1 - Cleopatra's World Inc., a joint stock company having its head office at Box 3186, Road Town, Tortola, British Virgin Islands

         hereinafter called the "Company"

                                                            On the one hand,

         and

2 - Cleopatra Palace Limited, a joint stock company having its head office at Flat 2, Chartwell House, 80 Wimbledon Parkside, London SW19 5LN, England

         hereinafter called "CPL").

                                                            On the other hand

Preamble

         Whereas, the Company owns ordinary shares of Cleopatra's Palace Resorts and Casinos Limited, a limited liability company organised under the laws of England ("CPR&C") ; and,

         Whereas, CPL owns certain Promissory Notes issued by the Company in the aggregate principal amount of Thirteen Million Dollars, excluding accrued interest through the date hereof, copies of which are annexed hereto on Schedule "1" (the "Notes"); and,

         Whereas, the Company wishes to extinguish and settle the Notes by way of the transfer to CPL of 1.00 par value shares of Cleopatra Palace Resorts and Casinos Limited ("CPR&C").

         The following has been agreed and settled:

Article 1:
     On the basis of the representations and warranties herein contained, subject to the terms and conditions set forth herein, CPL agrees to exchange the Notes for Eight Million, Four Hundred Ninety Thousand, Six Hundred Twenty Five (8,490,625) shares of CPR&C 1.00 pound sterling par value ordinary shares (the "CPR Shares").

Article 2:
     The closing of the exchange contemplated by this Agreement (the "Closing" or "Transfer Date") shall occur upon the transfer of the Notes to the Company, but shall not be later than 30th September 1998. At the Closing, the Company shall deliver the Notes to CPL and CPL shall issue and deliver the CPR Shares to the Company. Notwithstanding the date of Closing, the Effective Date shall be the 1st of July, 1998.

Article 3:
     The parties agree to select a mutually agreeable third party to act as escrowholder ("Escrowholder") and to effect the exchange transaction contemplated through such Escrowholder, through which the parties will deliver the Notes and the CPR Shares

Article 4:
CPL hereby represents and warrants to the Company that:

4.1 CPL is a corporation validly existing and in good standing under the laws of the British Virgin Islands, with the power and authority to carry on its business as now being conducted. The execution and delivery of this Agreement and the consummation of the transaction contemplated in this Agreement have been, or will be prior to Closing, duly authorized by all requisite corporate action on the part of CPL. This Agreement has been duly executed and delivered by CPL and constitutes a binding, and enforceable obligation of CPL;

4.2 No authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by CPL in connection with the execution, delivery, or performance of this Agreement, or if required, CPL has or will obtain same prior to Closing;

4.3 CPL is not a defendant or a plaintiff against whom a counterclaim has been made or reduced to judgement, in any litigation or proceedings before any local, state or U.S. government, or any department, board, body or agency thereof, which could result in a claim against the Notes;

4.4 The CPR Shares are validly issued by CPR&C and, to the best of the Company's knowledge, the CPR Shares were issued for valid consideration which was delivered to and accepted by CPR&C, as the issuer. Further, there is not in effect or pending, any claim by CPR&C which would serve as an offset to or to restrict the transfer or exchange of the Notes as contemplated herein. Additionally, CPL has not created any option, security interest or encumbrance involving the CPR Shares that would give rise to any claims by third parties or otherwise conflict with or preclude the exchange as contemplated herein; and

4.5 This Agreement has been duly executed by CPL, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgement, order or decree to which CPL is a party or to which CPL is subject.

Article 5:
All obligations of the Company under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

5.1 The Company shall have delivered the CPR Shares to the Escrowholder with all appropriate executed stockpowers and transfer documents.

5.2 CPL shall have taken all action necessary to assign and deliver the original Notes to Escrowholder marked "Paid."

5.3 All instruments and documents delivered to the Company and CPL pursuant to the provisions of this Agreement shall be satisfactory to the Company and CPL and their legal counsel.

Article 6:
The Company and CPL each represent that, by virtue of their respective business activities and economic bargaining power or otherwise, they have been able to conduct their own due diligence and have had access to or have been furnished with, prior to or concurrently with the execution hereof, the information which they consider to be adequate to make a decision to exchange the Notes for the CPR Shares.

Article 7:
The officers of the Company and CPL executing this Agreement are duly authorized to do so and each party has taken all action required by law or otherwise to properly and legally execute this Agreement.

Article 8:
Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

To CPL:             Cleopatra's World Inc.
                    c/o Flat 2, Chartwell House
                    80 Wimbledon Parkside
                    London SW19 5LN, ENGLAND

With copy to:       NuOasis International Inc.
                    43 Elizabeth Avenue, Box N-8680
                    Nassau, Bahamas
                    Telephone:       (809) 356-2903
                    Facsimile:       (809) 326-8434

To CPL:             Cleopatra Palace Limited
                    c/o Flat 2, Chartwell House
                    80 Wimbledon Parkside
                    London SW19 5LN, ENGLAND

or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

Article 9:
This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

Article 10:
If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

Article 11:
None of the parties hereto may assign this Agreement without the express written consent of the other parties and any approved assignment shall be binding on and inure to the benefit of such successor or, in the event of death or incapacity, on assignor's heirs, executors, administrators and successors.

Article 12:
This Agreement has been negotiated and is being contracted for outside of England but shall be governed by the laws of England, notwithstanding any conflict-of-law provision to the contrary.

Article 13:
If any legal action or other preceding (non-exclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney's fees (including for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

Article 14:
Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

Article 15:
At any time, and from time to time after the Closing, each party hereto will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the CPR Shares to be transferred hereunder, or otherwise to carry out the intent and purposes of this Agreement.

Article 16:
Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to Closing, this Agreement may be amended by a writing signed by all parties hereto.

Article 17:
The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Article 18:
A facsimile, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

IN WITNESS WHEREOF, this Agreement is executed in duplicate copies of like terms and effective the 1st day of July, 1998.

Cleopatra's World Inc.

By:       /s/ Gabriel Tabarani
          Authorised signature(s)

For Cleopatra Palace Limited

By:       /s/ Fred G. Luke
          Authorised signature(s)